UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Bassett Furniture Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BASSETT FURNITURE INDUSTRIES, INCORPORATED

Bassett, Virginia

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 7, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company”), will be held at the Company’s headquarters in Bassett, Virginia, on Wednesday, March 7, 2018, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

1.	The election of eight Directors.

2.	A proposal to ratify the selection of Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending November 24, 2018.

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers.

4.	Any and all other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on January 19, 2018 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT TO US. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE ACT PROMPTLY TO VOTE YOUR SHARES BY RETURNING THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

Robert H. Spilman, Jr.
Chairman and Chief Executive Officer

Bassett, Virginia

February 5, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 7, 2018

The Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders and the Annual Report for the fiscal year ended November 25, 2017 are available at http://investors.bassettfurniture.com/.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

3525 Fairystone Park Highway, Bassett, Virginia 24055

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company” or “Bassett”) to be held at the Company’s headquarters in Bassett, Virginia, at 10:00 a.m., local time, on Wednesday, March 7, 2018. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about February 5, 2018.

The Company’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, or other means for no additional compensation. Brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, will be asked to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

Any shareholder of record may revoke his or her proxy before it is exercised by (1) sending written notice to Jay R. Hervey, Vice President, Secretary and General Counsel, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055, (2) timely delivering a valid, later-dated proxy or (3) by attending the meeting and electing to vote in person. Any beneficial owner of common stock may revoke his or her proxy before it is exercised by contacting his or her bank, broker or other shareholder of record and submitting revised voting instructions. Proxies received by the Company that are in proper form will be voted as set forth on the proxy at the meeting or any adjournment of the meeting. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock, par value $5.00 per share, of the Company (the “common stock”) held by them of record at the close of business on January 19, 2018, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of shares of common stock of the Company outstanding on January 19, 2018, was 10,764,659. Voting on all matters, including the election of Directors, may be by written ballot, voice vote or show of hands.

Presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If a quorum is present, Directors will be elected by a plurality of the votes cast. Action on Proposals 2 and 3 will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

Principal Stockholders and Holdings of Management

The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the common stock of the Company as of January 19, 2018. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of common stock outstanding

Royce & Associates, LP 745 Fifth Avenue New York, New York 10151	1,287,727(1)	12.0%

GAMCO Asset Management Inc., et.al. One Corporate Center Rye, NY 10580	1,001,977(2)	9.3%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	923,709(3)	8.6%

BlackRock Inc. 55 East 52nd Street New York, New York 10055	745,137(4)	6.9%

(1)

Royce & Associates, LP, a registered investment adviser, has sole voting and dispositive power with respect to these shares.  The information provided is based upon a Schedule 13G/A dated January 17, 2018.

(2)

As reported in a Schedule 13D/A dated April 28, 2014, Gabelli Funds, LLC has sole voting and dispositive power with respect to 210,050 of these shares; GAMCO Asset Management Inc. has sole voting power with respect to 611,957 of these shares and sole dispositive power with respect to 648,557 of these shares; Teton Advisors, Inc. has sole voting and dispositive power with respect to 140,070 of these shares; Gabelli Securities, Inc. has sole voting and dispositive power with respect to 3,300 of these share; and Mario Gabelli is deemed to have beneficial ownership of the shares held by each of the foregoing persons. See the Schedule 13D/A for certain disclaimers of beneficial ownership and interests of related entities in these shares.

(3)

Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, may be deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment manager, adviser or sub-adviser. Dimensional has sole dispositive power with respect to all of these shares and sole voting power with respect to 912,074 of these shares. Dimensional disclaims beneficial ownership of all such shares. The information provided is based upon a Schedule 13G/A dated February 9, 2017 by Dimensional.

(4)

BlackRock, Inc., as a parent holding company of certain investment advisory and management subsidiaries, has sole voting power with respect to 733,048 of these shares and sole dispositive power with respect to all of these shares.  The information provided is based upon a Schedule 13G/A dated January 29, 2018.

The following information with respect to beneficial ownership, as of January 19, 2018, of shares of common stock is furnished with respect to (i) each nominee for Director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement and (iii) all current Directors and executive officers as a group:

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of common stock outstanding
John R. Belk	12,047	*
Kristina Cashman	8,614	*
Paul Fulton	63,529	*
George W. Henderson, III	21,986	*
J. Walter McDowell	7,310	*
Robert H. Spilman, Jr.	212,483[1]	2.0%
William C. Wampler, Jr.	12,604	*
William C. Warden, Jr.	26,986	*
Bruce R. Cohenour	28,884[2]	*
John E. Bassett III	39,933[3]	*
J. Michael Daniel	41,438	*
Mark S. Jordan	17,910[4]	*
Directors and executive officers as a group (15 persons)	646,4541,2,3,[4],[5]	6.0%

*	Less than 1% of the outstanding common stock.

(1)	Includes 16,857 shares held by Mr. Spilman’s wife, and 13,947 shares held in trust of which Mr. Spilman is beneficiary.

(2)	Includes 7,871 shares held by Mr. Cohenour’s wife.

(3)	Includes 500 shares held by Mr. Bassett’s wife.

(4)	Includes shares subject to options that are currently exercisable or exercisable within 60 days as follows: Mr. Jordan: 6,500.

(5)	Includes 11,750 shares subject to options held by executive officers that are currently exercisable or that are exercisable within 60 days.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, eight Directors will be elected to serve, subject to the provisions of the Bylaws, until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the eight nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder’s proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the eight nominees including such substitutes as shall be designated by the Board of Directors.

The eight nominees for election as Directors are listed below. All of the nominees are currently members of the Board of Directors and were elected to their current terms, which expire in 2018, at the Annual Meeting of Stockholders held on March 8, 2017. The information set forth below includes, with respect to each nominee for election as Director, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a Director of the Company, directorships held by each at other public companies during the past five years and the specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director. In addition, our Board believes that each individual below has demonstrated outstanding achievement in his or her professional career; broad experience; wisdom, personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties.

Name and director since	Age	Occupation during past five years, directorships and qualifications

John R. Belk 2016	59

Private Investor.  President and Chief Operating Officer of Belk, Inc., from 2004 to 2016.  Director, Harris Teeter Supermarkets, Inc. (1997 – 2014).

As president of a major department store chain and a director of other public companies over the last twenty years, Mr. Belk’s knowledge of retail, real estate, emerging technologies, merchandising and marketing will be of great value to the Company, especially in the areas of retail and enhancing the consumer’s connection with our brand.

Kristina Cashman 2007	51

Chief Financial Officer, Hopdoddy Burger Bar, Inc. from 2014 to present; former President of Guy and Larry Restaurants, Inc. from 2011 to 2016; Chief Financial Officer of Eddie V’s Restaurants, Inc. from 2006 through 2011; Chief Financial Officer and Secretary of P.F. Chang’s China Bistro, Inc. from 2001 to 2006; Controller of P.F. Chang’s China Bistro, Inc. from 1996 to 2001.

As president of one restaurant chain and chief financial officer of three restaurant chains over the last 17 years, one of which being a public company, and as an audit manager with Ernst & Young LLP prior to her employment at P.F. Chang’s, Ms. Cashman brings development, management, financial and accounting experience to the Board and its Audit Committee.

Paul Fulton 1993	83

Chairman Emeritus since 2016 and Chairman of the Board of the Company from 1997 to 2016; Chief Executive Officer of the Company from 1997 to 2000; Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill from 1994 to 1997; President of Sara Lee Corporation from 1988 to 1993. Director, Carter’s, Inc.

Mr. Fulton is well qualified to serve as a member of the Board of Directors due to his leadership experience with the Company and other public companies and his extensive knowledge of the home furnishings and other industries.

George W. Henderson, III 2004	69

Private Investor, Chairman and Chief Executive Officer, Burlington Industries, Inc. (manufacturer of textile products) from 1995 to 2003. Director, Lincoln National Corporation.

Mr. Henderson’s experience as the chief executive officer of a major textile manufacturer provides the Board with both leadership skills and an in depth understanding of an industry that has experienced similar challenges as the furniture industry due to increasing foreign competition and outsourcing of manufacturing operations.

Name and director since	Age	Occupation during past five years, directorships and qualifications

J. Walter McDowell 2011	67

Private Investor; Business Consultant. Chief Executive Officer, Carolinas/Virginia Banking – Wachovia Corporation from 2005 to 2007.

Mr. McDowell’s more than 35 years of experience at Wachovia and later in financial and business consulting provides valuable perspectives into the protection and deployment of the Company’s balance sheet and into its banking relationships.

Robert H. Spilman, Jr. 1997	61

Chairman since 2016 and President and Chief Executive Officer of the Company since 2000; President and Chief Operating Officer of the Company from 1997 to 2000. Director, Harris Teeter Supermarkets, Inc. (2002 – 2014) and Dominion Resources, Inc.

Mr. Spilman’s 34 year career at the Company, including 17 years as Chief Executive Officer, gives him an in-depth knowledge of the Company and the furniture industry.

William C. Wampler, Jr. 2004	58

Former Executive Director, New College Institute from 2012 to 2015; former member of the Senate of the Commonwealth of Virginia from 1988 to 2012; Retired Colonel, U.S. Army Reserve; Managing Member of Wampler Consulting Group, LLC since 1995.

As a former member of the Senate of Virginia and being the former ranking member of the Finance Committee for his party, Mr. Wampler brings to the Board over 24 years of experience in leadership, developing consensus and balancing budgets.

William C. Warden, Jr. 2004	65

Private Investor. Executive Vice President, Lowe’s Companies, Inc. from 1996 to 2003. Director, Harris Teeter Supermarkets, Inc. (2008 – 2014)

Through his senior management experience at a national retail chain, Mr. Warden brings to the Board expertise in real estate, legal and administrative matters that are particularly relevant to the Company’s growing retail operations.

CORPORATE GOVERNANCE

Board and Board Committee Information

Our Board of Directors currently consists of eight directors. The Board of Directors has determined that each of Ms. Cashman, the Hon. Sen. Wampler and Messrs. Belk, Henderson, McDowell and Warden are independent, as defined by The NASDAQ Stock Market (“NASDAQ”).

The Board of Directors met five times during the 2017 fiscal year. Each Director attended at least 75% of the meetings of the Board of Directors and committees on which such Director served. It is the policy of the Company that Directors nominated for election should attend annual meetings of stockholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting, and all eight Directors who were then serving on and nominated for election to the Board attended last year’s annual meeting.

The Board of Directors currently has two standing committees: an Audit Committee and an Organization, Compensation and Nominating Committee. The charters for each of these committees are available on the Company’s website at www.bassettfurniture.com.

Audit Committee: The Audit Committee is composed of Ms. Cashman and Messrs. Henderson and McDowell. Among other things, the Audit Committee engages or dismisses independent auditors; approves all audit, audit-related and other auditor fees and services; reviews, evaluates and monitors the performance of audit activities; reviews periodic financial filings; and reviews internal audit activities. The Board of Directors has determined that each member of the Audit Committee meets the current independence and experience requirements contained in the listing standards of NASDAQ. The Board of Directors has also determined that Ms. Cashman is an “audit committee financial expert” as defined in the regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002. The Audit Committee met six times during the 2017 fiscal year.

Organization, Compensation and Nominating Committee: The Organization, Compensation and Nominating Committee is composed of Messrs. Belk and Warden and the Hon. Sen. Wampler. The Committee reviews and makes recommendations to the Board of Directors with respect to executive compensation; establishes, reviews and recommends changes to the organizational structure of the Company so as to utilize the management resources to best respond to the changing demands of the marketplace; reviews the individual performance of each Director in terms of overall contribution to the betterment of the Company, including meeting attendance and participation; reviews the composition of the Board; and recommends a slate of Directors for nomination to the Board. The Organization, Compensation and Nominating Committee met four times during the 2017 fiscal year.

Board Leadership Structure and Board’s Role in Risk Oversight. Our former Chairman of the Board, Paul Fulton, retired as our Chief Executive Officer in 2000 and as Chairman of the Board in 2016, when he was named Chairman Emeritus. As a former business school dean, former CEO and COO of other companies, and former CEO and Chairman of the Company, Mr. Fulton brings extensive experience in business, generally, and the Company’s business in particular. We believe this background enhances the role of Chairman Emeritus in the development of long-term strategic plans and serving as counsel to senior management, especially to the Chairman and CEO, in the implementation of such plans. Mr. Warden, who has served on the Board for more than thirteen years, during several of which he also served as Audit Committee chairman, was named Lead Independent Director in 2016. He worked as an executive for Lowe’s Companies for more than two decades, handling real estate, legal and administrative matters, retiring in 2003 as Executive Vice President – Administration. He also has other public company board experience. As Lead Independent Director, Mr. Warden is involved in the board meeting agenda, consults with Board committee chairs, serves as liaison between the Chairman and the rest of the Board, presides during meetings of the Board in executive session and in the Chairman’s absence, and consults with the Chairman on shareholder and board matters. Mr. Spilman, after more than 30 years with the Company, including the last seventeen years as President and CEO, was named Chairman of the Board in 2016. Given Mr. Spilman’s in-depth knowledge of the Company and the furniture industry, and also for the reasons given above, we believe the current leadership structure of the Board is appropriate for our Company.

Our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other senior management at regular Board meetings to discuss strategy and risks facing the Company. Periodically, senior management delivers presentations to our Board or a Board committee regarding strategic matters and matters involving material risk.

While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management and the independent auditor significant business, financial and legal risk exposures and the steps management has taken to monitor and control such exposure. The Organization, Compensation and Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, board organization, membership and structure, corporate governance and succession planning for our Directors and senior management. While Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through management and committee reports about such risks and steps taken to manage and mitigate them.

Director Compensation

The Organization, Compensation and Nominating Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Organization, Compensation and Nominating Committee and approved by the Board of Directors.

Last year, Directors who are not employees of the Company received an annual retainer fee of $45,000. Going forward, the annual retainer is being increased to $50,000. The Lead Independent Director receives an additional annual retainer fee of $15,000, the chairperson of the Audit Committee receives an additional annual retainer fee of $10,000 and the chairperson of the Organization, Compensation and Nominating Committee receives an additional annual retainer fee of $5,000. Under the 2010 Stock Incentive Plan, each non-employee director received an annual grant of restricted stock on the day of the Annual Meeting of Stockholders equal to $25,000 divided by the fair market value of the common stock. Mr. Paul Fulton typically receives a restricted stock grant in the same amount as the award to non-employee Directors as part of his compensation for serving as Chairman Emeritus. Directors who are also employees of the Company receive no additional compensation for serving as Directors.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash (1) ($)	Stock awards (2) ($)	Total ($)
John R. Belk	45,000	25,000	70,000

Paul Fulton	__	25,000	25,000

George W. Henderson, III	45,000	25,000	70,000

Kristina Cashman	55,000	25,000	80,000

J. Walter McDowell	45,000	25,000	70,000

William C. Wampler, Jr.	50,000	25,000	75,000

William C. Warden, Jr.	60,000	25,000	85,000

(1)	Includes annual retainer fee, committee chairperson retainer fee and Lead Independent Director retainer fee.
(2)

Under the 2010 Stock Incentive Plan, each of the Company’s outside Directors received an award of 934 shares of restricted stock on March 8, 2017. These shares had a grant date fair value of $26.75 per share and will vest on March 8, 2018.

Stock Ownership Guidelines

In fiscal 2015, the Board established stock ownership guidelines for non-employee Directors receiving restricted stock. Non-employee Directors should not sell common stock of the Company until each non-employee Director accumulates and holds common stock of the Company with a minimum value equivalent to 5 times the Director’s annual retainer and meeting fees for the previous year. All non-employee directors are in compliance with the stock ownership guidelines as of the end of fiscal 2017.

Policies and Procedures Governing Director Nominations

The Organization, Compensation and Nominating Committee evaluates candidates taking into account their individual skills and characteristics relative to the skills and characteristics of the current Board as a whole. Factors considered include diversity, age and such skills (e.g., an understanding of appropriate technologies, work experience relevant to the Company’s businesses, and decision-making ability) as are suited to the Company’s and the Board’s needs at the time. Although the Company has no diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition.

Two members of the Organization, Compensation and Nominating Committee are selected each year to identify, screen, interview and submit Director candidates to the Organization, Compensation and Nominating Committee. Prospective candidates are typically identified by current non-management or former members of the Board. This process begins after an annual assessment and report by the Organization, Compensation and Nominating Committee to the full Board.

The Organization, Compensation and Nominating Committee will consider Director candidates recommended by stockholders. A stockholder requesting that a recommendation be reviewed by the Organization, Compensation and Nominating Committee should submit such information as the stockholder deems pertinent for service on the Board, such as age, experience and skills, and any other information required to be disclosed in a proxy statement regarding the prospect. This information must be accompanied by the prospective candidate’s written consent to serve on the Board of Directors if nominated and elected. This information should be received by the Secretary of the Company at P.O. Box 626, Bassett, Virginia 24055, by December 7, 2018 for nominations to be made at the 2019 Annual Meeting of Stockholders.

Interested Party Communications with the Board of Directors

Interested parties, including security holders, may send communications to the Board of Directors by mailing the same addressed to the Board of Directors (or addressed to a specific individual Director), Bassett Furniture Industries, Incorporated, P.O. Box 626, Bassett, Virginia 24055. The Board of Directors, including a majority of the independent directors, has adopted a procedure for receiving and addressing such communications.

Code of Business Conduct

Bassett maintains a Code of Business Conduct (the “Code”), which is administered by the Audit Committee and is applicable to all of the Company’s employees, officers and Directors. The purpose of the Code is to convey the Company’s policies and practices for conducting business in accordance with its commitment to applying high ethical standards to its business practice. Any waiver of the Code for executive officers or Directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, the Company has provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including a process for making such reports anonymously.

The Code was adopted by the Board of Directors and is reviewed periodically by the Board of Directors. The Code is available for review on the Company’s website, www.bassettfurniture.com, and the Company will post any amendments to, or waivers for executive officers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, P.O. Box 626, Bassett, Virginia 24055.

Other Transactions

The Company recognizes that transactions between Bassett and related persons present a potential for actual or perceived conflicts of interest. The Company’s general policies with respect to such transactions are included in its Code. As a supplement to the Code, the Audit Committee has adopted a written policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which the Company is a party and in which a “related person” has a material interest. Related persons include Directors, Director nominees, executive officers, 5% beneficial owners and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or a beneficial owner of less than 10% of that company’s outstanding stock or limited partnership interests, or both, and (ii) certain compensation arrangements that have either been disclosed in our proxy statement or approved by our Organization, Compensation and Nominating Committee.

The Company collects information about potential related party transactions in its annual questionnaires completed by Directors and officers. Potential related party transactions are first reviewed and assessed by our General Counsel to consider the materiality of the transactions and then reported to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, the best interests of the Company and its stockholders and in compliance with the Code. During 2015, the Company consummated the purchase of the remaining 51% in Zenith Freight Lines, LLC from Zenith Transportation, Inc. (owned by Jack Hawn and his wife, Debbie Hawn), with the purchase price of $19,111,000 being paid with 89,485 shares of Company stock, $9 million cash at closing, and a $9 million note payable in three annual principal installments of $3 million each, together with interest thereon at an annual rate equal to the one-year LIBOR. All members of the Audit Committee and the full Board approved the transaction. Pursuant to the transaction, Jack Hawn, as President of Zenith Freight Lines, LLC, became an executive officer of the Company. Mr. Hawn was not a “related person” prior to the closing of the transaction.

Mr. Hawn’s spouse, also an employee of Zenith, was paid $185,320 in salary, bonus and benefits in 2017.  Mr. Cohenour’s spouse, who is an employee of the Company, was paid $172,526 in salary, bonus and benefits in 2017. Both of these employment arrangements were reported to the Audit Committee, which approved them in accordance with the above policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and persons who own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s Directors and executive officers that no other reports were required, during the fiscal year ended November 25, 2017, all Section 16(a) filing requirements applicable to its Directors, executive officers and greater than 10% beneficial stockholders were complied with.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of three Directors and operates under a written charter adopted by the Board of Directors and annually reassessed and updated, as needed, in accordance with applicable rules of the SEC and NASDAQ. Each of the members of the Audit Committee is independent, as defined by NASDAQ.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and issuing their report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee also selects the Company’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements with both management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required of auditors to be discussed by auditing standards generally accepted in the United States, including the matters required to be discussed by Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 25, 2017 filed with the Securities and Exchange Commission on or about January 18, 2018. The Audit Committee also recommends that the shareholders ratify the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 24, 2018.

Audit Committee:

Kristina Cashman, Chairman George W. Henderson, III J. Walter McDowell

Organization, Compensation and Nominating Committee Report

As detailed in its charter, the Organization, Compensation and Nominating Committee of the Board oversees the Company’s executive compensation program on behalf of the Board. In the performance of this function, the Organization, Compensation and Nominating Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this proxy statement. Based on this review and discussion, the Organization, Compensation and Nominating Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 25, 2017 and this proxy statement.

Organization, Compensation and Nominating Committee:

William C. Wampler, Jr., Chairman William C. Warden, Jr. John R. Belk

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation paid to our executive officers as well as the objectives and material factors underlying our compensation policies and decisions. The information in this CD&A provides context for the compensation disclosures in the tables and related discussions that follow in this proxy statement. The Organization, Compensation and Nominating Committee of the Board, which oversees our executive compensation program, is referred to as the “Committee” in this CD&A. The terms “we” and “our” refer to Bassett Furniture Industries, Incorporated. When we refer to the “named executives” we are referring to the five individuals listed in the Summary Compensation Table appearing later in this proxy statement.

The Committee has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the Directors who comprise the Committee have developed executive compensation policies that are consistent with, and directly linked to, the Company’s business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the home furnishings environment.

Compensation Philosophy and Objectives

The primary goal of our executive compensation program is the same as our goal for operating the Company – to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed our executive compensation program to achieve the following objectives:

●	Attract and retain talented and experienced executives in our industry;

●	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

●	Align the interests of our executives and stockholders, by encouraging executives to increase stockholder value and rewarding executives when stockholder value increases; and

●	Motivate our executives to manage our business to meet our short-term and long-term corporate goals and business objectives, and reward them for meeting these objectives.

We use a mix of short-term compensation in the form of base salaries and cash incentive bonuses and long-term compensation in the form of equity incentives to provide a total compensation structure that is designed to encourage our executives to achieve these objectives. All but one of our executive employees are employed at-will.

Determining Executive Compensation

The Committee is responsible for developing, administering and interpreting the compensation program for executive officers and other key employees. The Committee was appointed by our Board of Directors, and consists entirely of Directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the Committee. The Committee has the authority to retain consultants and other advisors to assist with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

Our chief executive officer makes recommendations to the Committee regarding the salaries, bonus arrangements and equity grants, if any, for key employees, including all executive officers, except him. In the case of discretionary bonuses for executive officers, which are based on individual performance, the chief executive officer’s evaluation of such performance is provided to and reviewed by the Committee. Based on the foregoing, the Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Committee to satisfy tax law requirements.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in fiscal 2017 based on a number of factors including:

●	The roles and responsibilities of our executives;

●	The individual experience and skills of our executives;

●	The amounts of compensation being paid to our other executives;

●	Our executives’ historical compensation at our company; and

●	Our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities.

In evaluating the compensation generally paid by similarly situated companies, we have historically taken into account available data relating to the compensation practices of other companies within and outside our industry. During 2017, Korn Ferry Hay Group conducted analyses of our fiscal 2016 executive compensation relative to a peer group approved by the Committee and relative to the 2016 Retail Executive Total Remuneration Survey consisting of 209 companies. The peer group then consisted of American Woodmark, Culp, The Dixie Group, Ethan Allen Interiors, Flexsteel Industries, Haverty Furniture, Hooker Furniture, Kirkland’s, La-Z-Boy and Stanley Furniture. The analysis relative to the peer group found that total direct compensation (i.e., salary, annual bonus and equity incentives combined) was at the 35th percentile for our CEO and between the 25th and 30th percentiles for our other executives. The analysis relative to the retail market found that total direct compensation (defined in the same manner) was below the 25th percentile for our CEO and between the 25th and 50th percentiles for our other executives. In October 2017, the Committee revised the peer group to remove Stanley Furniture and to add Tile Shop Holdings, Inc., Kimball International, Inc. and Nautilus, Inc. With assistance from Korn Ferry Hay Group, this new peer group was used by the Committee to analyze and recommend a slight upward adjustment to director annual retainer fees paid beginning in fiscal 2018.

At the 2016 and 2017 Annual Meetings of Stockholders, we received substantial support for the compensation of our named executives, with approximately 99% of the votes cast on the “say on pay” proposal approving such compensation both years. The outcome of the advisory votes on executive compensation at the 2016 and 2017 Annual Meetings did not affect the Company’s executive compensation decisions and policies.

Elements of our Executive Compensation Program

Our executive compensation primarily consists of base salary, the potential for cash bonuses, equity-based incentives and benefit programs. We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with other components of our compensation program. The base salary of each executive officer is reviewed annually to determine if it is equitably aligned with our other executive officers and at a sufficient level to attract and retain top talent. Base salaries for the executive officers were increased by 4% to 5% for fiscal 2015, were increased by 2% to 5% for fiscal 2016, and were unchanged for fiscal 2017. Our CEO’s base salary was also unchanged for fiscal 2017.

Discretionary Bonuses

Historically, cash bonuses for executives have been primarily earned through performance-based incentive bonus awards and, to a lesser extent, discretionary bonus awards. In fiscal 2015, our named executives received discretionary bonuses of 14% to 26% of base salary in recognition of the improvement in profitability achieved by the Company. No discretionary bonuses were paid to named executives for fiscal 2016 or fiscal 2017.

Performance-based Bonus Awards

The primary objectives of our performance-based bonus awards are to provide incentive for superior work, to motivate our executives toward higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals. Annual incentives are established for each executive based on our attainment of performance goals set by the Committee at threshold, target and beyond target. When applicable, the bonus earned is calculated ratably from the threshold to the target and beyond. No bonus is earned unless and until performance exceeds the threshold performance level. Company operating income has been the single performance measure for the last five fiscal years. Having a single performance measure for most of our executive officers is intended to align our executives’ focus on the Company’s overall improved profitability and sales growth. The performance levels required to earn the target level of bonus are based on the internal financial goals set in connection with our Board of Directors’ consideration and approval of our annual operating plan. Consistent with our emphasis on tying compensation to performance, bonus opportunities for executives are set at a significant percentage of base salary.

For fiscal 2017, the threshold and target performance goals under the bonus program were set at $25.0 million and $28.7 million, respectively, of Company operating income before bonus expense for the named executives. 35% of any Company operating income above the target was added to the bonus pool. The bonus opportunities for the named executives expressed as a percentage of salary are shown in the table below. The dollar equivalents of these bonus opportunities are shown in the Grants of Plan-Based Awards table on page 18 of this proxy statement.

Bonus Opportunity as a Percentage of Base Salary

(rounded to the nearest percent)

Name	Threshold	Target
Robert H. Spilman, Jr.	51%	88%
Bruce R. Cohenour	27%	46%
John E. Bassett III	34%	58%
Mark S. Jordan	34%	58%
J. Michael Daniel	34%	58%

The actual performance achieved in fiscal 2017 was $28.727 million of Company operating income before bonus expense, which was just above the target performance goal. As a result, the executives earned performance bonuses for fiscal 2017 that were slightly greater than target. For example, Mr. Spilman’s base salary for fiscal 2017 was $400,000 and his threshold and target bonus opportunities as a percentage of salary was approximately 57% and 88%. His bonus was calculated slightly above the target amount, resulting in an actual bonus for fiscal 2017 of $350,976 or 88% of his salary.

Equity Incentive Compensation

We periodically grant equity incentive awards in the form of stock options and restricted stock to align the interests of our executives with our stockholders by providing our executives with strong incentives to increase stockholder value. In fiscal 2014, fiscal 2015 and in fiscal 2017, each of our named executives received an award of performance shares to be issued in one year subject to the Company achieving a performance goal, or threshold in fiscal 2017, based on cash flow from operations for each of fiscal 2014, fiscal 2015 and fiscal 2017, respectively. The cash flow from operations measure is intended to focus attention on the Company’s goal to generate sufficient cash from operations to fund the growth of the business. Under the terms of the awards, if the performance goal, or threshold in fiscal 2017, was met, the executive would receive restricted shares that are subject to a two year vesting condition. If the performance goal (or, in 2017, the threshold) was not met, no shares would be issued. Subsequent to the end of each of the fiscal years 2014, 2015 and 2017, the Committee determined that the performance goal for these awards was met and thus the restricted shares were issued in January 2015, January 2016 and January 2018 and vest two years from the respective issue or measurement dates. No equity incentive awards were granted to the executive officers in fiscal 2016. Early in fiscal 2018, each of our named executives received an award of performance shares to be issued in one year if a performance measure threshold of Company operating cash flow is met. Additional performance shares would be issued ratably up to the Company operating cash flow target.  Under the terms of the awards, if the performance threshold is met, the executive would receive restricted shares that are subject to a two-year vesting condition. If the performance threshold is not met, no shares would be issued.

The chief executive officer recommends to the Committee the recipients and sizes of equity awards. In evaluating these recommendations, the Committee considers a number of factors including the Committee’s subjective evaluation of the executive officer’s potential contribution to the Company’s future success and the level of incentive already provided by the number and terms of the executive officer’s existing stock incentive holdings. The grant date of any such equity award is the same date the Board of Directors or the Committee approves the award. The exercise price of the stock options is the fair market value of the common stock on the date the award is approved by the Board of Directors or the Committee. Fair market value is calculated according to the closing price of our common stock on NASDAQ on that date.

We do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information.

Retirement and Deferred Compensation Plans

Our chief executive officer participates in the Company’s Supplemental Retirement Income Plan and Executive Officer Deferred Compensation Plan, which were established in 1984 for certain key executives employed at that time. The plans were intended to promote the long term service of, and to provide benefits upon the retirement, death or disability of, the participants, of whom our chief executive officer is the only remaining employee.

Certain of the Company’s highly compensated or management level employees also participate in the Management Savings Plan. The Management Savings Plan is intended to provide financial security in retirement and to attract and retain high quality senior executives.

On May 2, 2017, the Company also made Long Term Cash Awards (“LTC Awards”) under the Management Savings Plan to five senior vice presidents, including awards to the following named executive officers, each in the amount of $400,000: Mr. Cohenour; Mr. Jordan; Mr. Bassett; and Mr. Daniel. These LTC Awards are designed to provide financial security in retirement and help retain our executives by subjecting to forfeiture significant elements of compensation if they leave the Company prior to retirement.

Change in Control Arrangements

The award agreements for options granted prior to fiscal 2016 under the 2010 Stock Incentive Plan provides that the vesting of all options granted under the plan will accelerate upon a “change in control,” as defined in the plan. The award agreements for restricted stock granted prior to fiscal 2016 under the 2010 Stock Incentive Plan similarly provide for accelerated vesting of such equity awards upon a “change in control,” as defined in the plan. For options and restricted stock granted under the 2010 Stock Incentive Plan in fiscal 2016 or later, the 2010 Stock Incentive Plan includes a “double trigger” feature that provides that such awards will vest only upon a recipient’s qualifying termination of employment that occurs on or within two years after the date of a “change in control,” as defined in that plan, unless the award is not assumed by the acquiring or surviving company in such change in control. For this purpose, “qualifying termination of employment” means the recipient’s termination by the Company without cause or termination by the recipient for good reason. In addition, the Company has entered into employment continuity agreements with certain executive officers, including each of the named executives. The terms of the agreements, which are described in greater detail elsewhere in this proxy statement, generally provide for certain lump sum payments and continued benefits in the event that an executive is terminated without cause or resigns with good reason within specified periods following a change in control. The Committee believes that the foregoing arrangements will help the Company retain continuity of management during the uncertain period leading up to an actual or potential change in control by giving the executives certain assurances of financial security. Such assurances should result in the executives being less distracted by personal risks and better able to devote their full time and best efforts to the performance of their duties.

Severance Arrangements

In January 2009, the Committee recommended, and the Board of Directors adopted, the Severance Program for Officers and Management Employees. This program, which is described in greater detail elsewhere in this proxy statement, is designed to provide management with some assurances of financial security during difficult economic times. The Committee believes that these assurances will result in management being less distracted by the personal risks of being laid off and more focused on carrying out their duties to the best of their ability.

Clawback Policy

Effective February 1, 2016, the Board of Directors adopted a clawback policy that provides that we will seek to recover any erroneously awarded incentive-based compensation received by a “covered officer” (which term includes any current or former executive officer of the Company) during the three-year period preceding any date on which we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws. A copy of the clawback policy is available on our website, www.bassettfurniture.com.

Stock Ownership Guidelines

In fiscal 2013, the Committee established stock ownership guidelines for members of management who are recipients of long term incentive stock awards; i.e., restricted stock or options. Recipients should not sell common stock of the Company until the following stock ownership guidelines are met:

Management Level	Value as a Multiple of Base Annual Salary
CEO	4x
Senior Vice President	2x
Other	1x

Unvested stock options and/or restricted shares are not considered toward ownership levels. The Committee may approve exceptions or waivers from these guidelines for recipients for charitable gifts, estate planning transactions, educational expenses, purchase of a primary residence, court ordered transactions or other instances in which the required ownership would result in a severe hardship with respect to the recipient. Each named executive is in compliance with the stock ownership guidelines.

Other Components of Executive Compensation

Most benefits offered to executive officers are similar to those offered to all employees. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. In addition, the Company provides a limited number of perquisites to its executive officers. The Committee believes that its perquisites are reasonable and consistent with the overall executive compensation program. These perquisites may include such personal benefits as executive physicals and long-term disability insurance coverage.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. However, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

One of the tax implications that the Committee considers is the deductibility of executive compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount of annual compensation that can be deducted by the Company with respect to each of the chief executive officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is generally the Company’s policy to seek to qualify the performance-based components of its compensation program for this exclusion from the Section 162(m) limitation as necessary to maximize the deductibility of executive compensation so long as doing so is consistent with the Committee’s objectives for executive compensation. It is anticipated that changes to the tax laws effective as of January 1, 2018 will have an impact on Section 162(m) deductibility going forward. These changes could, but may not, impact compensation decisions for fiscal 2018 and beyond.

Compensation-Related Risk

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and bonus opportunities are reviewed annually allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk.

Executive Compensation

The following table presents information with respect to total compensation of Bassett’s Chief Executive Officer, its principal financial officer and its three other most highly compensated executive officers (the “named executives”) for the fiscal years ended November 25, 2017, November 26, 2016 and November 28, 2015.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($)(3)	All other compensation ($)(1)	Total ($)

Robert H. Spilman, Jr., Chief Executive Officer and President	2017 2016 2015	400,000 398,333 388,750	0 0 99,585	179,700 0 202,100	0 0 0	350,976 366,154 442,623	0 382,183 1,459,771	19,616 24,712 19,624	950,292 1,171,382 2,612,453

Bruce R. Cohenour, Senior Vice President, Sales & Merchandising	2017 2016 2015	345,000 343,833 336,917	0 0 45,643	89,850 0 121,260	0 0 0	158,440 167,472 202,869	160,978 0 0	13,228 14,336 10,872	767,496 525,641 717,561

John E. Bassett, III, Senior Vice President, Wood	2017 2016 2015	200,000 198,333 189,167	0 0 33,195	89,850 0 101,050	0 0 0	115,321 121,683 147,541	241,467 0 0	12,508 14,738 12,112	659,146 334,754 483,065

Mark S. Jordan, Senior Vice President, Upholstery	2017 2016 2015	200,000 198,333 189,167	0 0 33,195	89,850 0 101,050	0 0 0	115,321 121,683 147,541	299,627 0 0	12,508 14,738 12,112	717,306 334,754 483,065

J. Michael Daniel, Senior Vice President and Chief Financial Officer	2017 2016 2015	200,000 198,333 189,167	0 0 33,195	89,850 0 101,050	0 0 0	115,321 121,683 147,541	128,655 0 0	12,508 14,738 12,112	546,334 334,754 483,065

(1)

No named executive officer received personal benefits in excess of $10,000 during fiscal 2017. For fiscal 2017, this column includes dividends paid to the named executive officers with respect to previously unvested stock awards as follows: Mr. Spilman - $14,216, Mr. Cohenour - $7,828, Mr. Bassett - $7,108, Mr. Jordan - $7,108, and Mr. Daniel - $7,108. In addition, this column includes the value of any employer contributions to the Bassett Furniture Industries, Incorporated Management Savings Plan other than LTC Awards. During fiscal 2017, there were no employer contributions to the Management Savings Plan for any named executive. Additional information regarding this plan can be found in the “Nonqualified Deferred Compensation” table on page 23.

(2)

Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be recognized by each named executive officer. Additional information regarding outstanding awards, including corresponding exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal Year-End” table on page 20. The assumptions used in determining the grant date fair values of the stock and option awards are set forth in Note 13 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended November 25, 2017.

(3)

This column includes the present value of the Long Term Cash Awards made to certain named executive officers. Additional information regarding these awards can be found in the “Pension Benefits” table on page 22. In addition, with respect to Mr. Spilman, this column also includes benefits related to his participation in the Company’s Supplemental Retirement Income. In 2017, the present value of Mr. Spilman’s benefit decreased by $343,040 but, pursuant to SEC rules, the change in value is shown as $0.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning individual grants of plan-based awards.

		Estimated future payouts under non-equity incentive plan awards			All other stock awards: number of shares of stock or units (#)(1)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date value of stock and option awards ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)

Robert H. Spilman, Jr. Annual Cash Incentive Restricted Stock	1/10/2017	205,000	350,000	N/A	6,000			179,700

Bruce R. Cohenour Annual Cash Incentive Restricted Stock	1/10/2017	93,000	158,000	N/A	3,000			89,850

John E. Bassett III Annual Cash Incentive Restricted Stock	1/10/2017	68,000	115,000	N/A	3,000			89,850

Mark S. Jordan Annual Cash Incentive Restricted Stock	1/10/2017	68,000	115,000	N/A	3,000			89,850

J. Michael Daniel Annual Cash Incentive Restricted Stock	1/10/2017	68,000	115,000	N/A	3,000			89,850

(1) Awards consist of performance shares issuable in the form of restricted stock subject to the Company achieving a performance goal based on cash flow from operations. The performance goal was met resulting in the issuance of the same number of shares of restricted stock.

Discussion for Summary Compensation Table and Grants of Plan-Based Awards Table

Salary

The base salaries for the named executives were increased by 4% to 5% in fiscal 2015 and were increased by 2% to 5% in fiscal 2016 and were unchanged in fiscal 2017. Consistent with our emphasis on paying for performance and aligning our executives’ interests with those of our stockholders, our chief executive officer’s salary has increased only 19% in the aggregate from fiscal 2007 to fiscal 2017.

Performance-Based Cash Bonuses

For each of the named executives, cash bonuses could be earned in fiscal 2017 under awards utilizing a formula and performance measure bonus threshold and target set by the Organization, Compensation and Nominating Committee. The named executives’ cash incentive opportunities were based on Company operating income. For purposes of these awards, operating income is defined in the same manner as for financial reporting purposes. 59% of the target bonus opportunity would be earned based on achieving the performance measure threshold. If the performance target was exceeded, 35% of Company operating income above the target would be added to the bonus pool, and paid as a proportionate share of the bonus pool to each named executive in addition to the target opportunity. The performance measure target was minimally exceeded, resulting in bonus payouts slightly above the target bonus of each named executive.

Stock Incentive Awards

In fiscal 2014, fiscal 2015 and in fiscal 2017, each of the named executives received an award of performance shares under the 2010 Stock Incentive Plan to be issued in the form of restricted stock in one year subject to the Company achieving a performance goal based on cash flow from operations for fiscal 2014, fiscal 2015, and for fiscal 2017, respectively. The Organization, Compensation and Nominating Committee determined that the performance goals for the 2014, 2015 and 2017 awards were met and thus the restricted shares were issued in January 2015, January 2016 and January 2018, respectively, and will vest two years thereafter.

All such equity awards will also vest, if earlier, upon the occurrence of certain “change in control” events (as defined in the Stock Incentive Plan), which include generally (i) the acquisition by an individual, an entity or a group of beneficial ownership or voting power of 30% or more of the Company’s outstanding common stock, (ii) certain changes in the constitution of the Company’s Board of Directors that have not been approved by the current Board, (iii) the occurrence of a reorganization, merger or consolidation approved by the stockholders of the Company in which the then-current stockholders cease to own at least 75% of the then outstanding shares of common stock, (v) the occurrence of a complete liquidation or dissolution of the Company approved by the stockholders of the Company and (vi) the sale or other disposition of all or substantially all of the assets of the Company approved by the stockholders of the Company.

Components of Total Compensation

In fiscal 2017, salary and performance based bonus awards for the named executives constituted more than 78% of their total compensation (except for the portion of Mr. Spilman’s compensation related to the Supplemental Plan and the Deferred Compensation Agreement established in the 1980s, and in which Mr. Spilman is the only participant remaining with the Company and the Management Savings Plan for the other named executives). Consistent with the Company’s policy that a substantial portion of each named executive’s potential cash compensation be based on performance, the performance-based bonus target for such officers in fiscal 2017 ranged from 31% to 47% of total target cash compensation. For named executives, the payout under the annual incentive awards in fiscal 2017 was less than 1% above the performance-based bonus target of such awards, as the Company slightly exceeded the target performance goal.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the fiscal year-end number and terms of unexercised options and unvested restricted stock held by each of the named executives.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)

Robert H. Spilman, Jr.	0	0			12,800	501,120

Bruce R. Cohenour	0	0			7,400	289,710

John E. Bassett, III	0	0			6,400	250,560

Mark S. Jordan	6,500	0	8.02	7/12/2021	6,400	250,560

J. Michael Daniel	0	0			6,400	250,560

_______________

(1)

2,800 of Mr. Spilman’s shares of restricted stock vest this year on the fifth anniversary of the date of grant (one-fifth of the original grant vesting on each of the first five anniversaries of the date of grant) and 10,000 shares vested after fiscal 2017 year end. For each of the other named executives, 1,400 shares of restricted stock vest this year on the fifth anniversary of the date of grant (one-fifth of the original grant vesting on each of the first five anniversaries of the date of grant) and the remaining shares vested after fiscal 2017 year end.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning options exercised by, and stock awards that vested for, our named executives during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1)($)	Number of shares acquired on vesting (#)	Value realized on vesting (1)($)
Robert H. Spilman, Jr.	-	-	14,800	444,520

Bruce R. Cohenour	-	-	7,400	222,260

John E. Bassett, III	6,000	191,880	7,400	222,260

Mark S. Jordan	1,500	47,220	7,400	222,260

J. Michael Daniel	-	-	7,400	222,260

_______________

(1)

The value realized is calculated by multiplying the number of shares acquired on exercise or vesting by the market price of our common stock (less the exercise price in the case of options) on the date of acquisition.

Supplemental Retirement Income Plan

The Company has a Supplemental Retirement Income Plan (the “Supplemental Plan”) that covers one current and certain former senior executives to promote their long service and dedication and to provide an additional retirement benefit. Upon retirement, the Supplemental Plan provides for lifetime monthly payments in an amount equal to 65% of the participant’s final average compensation as defined in the Supplemental Plan, which amount is reduced by (i) 50% of old age social security benefits, (ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a defined benefit plan that was terminated in 1977. There is no provision under the Supplemental Plan for a disability benefit if a participant’s employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, will continue to be covered by the Supplemental Plan. The death benefit is divided into (a) prior-to-retirement death, which pays the beneficiary 50% of final average annual compensation for a period of 120 months, and (b) post-retirement death, which pays the beneficiary 200% of final 12 months’ compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement, except there is a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Plan in the event of an employment termination resulting from a change of control. The executive officer covered under this Supplemental Plan has waived participation in the Company’s group life insurance program.

PENSION BENEFITS

The following table sets forth information as of November 25, 2017 concerning pension benefits under the Supplemental Plan for Mr. Spilman, who is the only named executive participating in a defined benefit pension plan. In addition, on May 2, 2017, we made Long Term Cash Awards (“LTC Awards”) totaling $2,000,000 under the Management Savings Plan to certain management employees. Each of Mr. Cohenour, Mr. Bassett, Mr. Jordan and Mr. Daniel received an LTC Award in the amount of $400,000. The LTC Awards vest in full on the first anniversary of the date of the award if the participant has reached age 63 by that time, or, if later, on the date the participant reaches age 63, provided in either instance that the participant is still employed by the Company at that time. If not previously vested, the awards will also vest immediately upon the death or disability of the participant prior to the participant’s separation from service. The awards will be payable in 10 equal annual installments following the participant’s death, disability or separation from service. We are accounting for the LTC Awards as a defined benefit pension plan.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Robert H. Spilman, Jr.	Supplemental Retirement Income Plan (1)	N/A	4,441,072	0

Bruce R. Cohenour	Long Term Cash Awards	N/A	160,978	0

John E. Bassett, III	Long Term Cash Awards	N/A	241,467	0

Mark S. Jordan	Long Term Cash Awards	N/A	299,627	0

J. Michael Daniel	Long Term Cash Awards	N/A	128,655	0

(1) Assuming no change in the rate of compensation for Mr. Spilman after November 25, 2017, the estimated annual benefit payable on retirement at age 65 to Mr. Spilman is $419,412.

Deferred Compensation Agreement

Mr. Spilman has entered into a Deferred Compensation Agreement with the Company pursuant to the Executive Deferred Compensation Plan. Under that agreement, Mr. Spilman deferred a portion of his compensation over the four-year period from 1985 to 1989.

In addition, on May 1, 2017, our Board of Directors, upon the recommendation of the Organization, Compensation and Nominating Committee, adopted the Bassett Furniture Industries, Incorporated Management Savings Plan (the “Management Savings Plan”). The Management Savings Plan is an unfunded, nonqualified deferred compensation plan maintained for the benefit of certain highly compensated or management level employees.

       The Management Savings Plan is an account-based plan under which (i) participants may defer voluntarily the payment of current compensation to future years (“participant deferrals”) and (ii) the Company may make annual awards to participants payable in future years (“Company contributions”). The Management Savings Plan permits each participant to defer up to 75% of base salary and up to 100% of any cash incentive compensation or other bonus, which amounts would be credited to a deferral account established for the participant. Such deferrals will be fully vested at the time of the deferral. Participant deferrals will be indexed to one or more deemed investment alternatives chosen by the participant from a range of alternatives made available under the Management Savings Plan. No “above market” crediting rates are offered under the Management Savings Plan. Each participant’s account will be adjusted to reflect gains and losses based on the performance of the selected investment alternatives. A participant may receive distributions from the Management Savings Plan: (1) upon separation from service, in either a lump sum or annual installment payments over up to a 15 year period, as elected by the participant, (2) upon death or disability, in a lump sum, or (3) on a date or dates specified by the participant (“scheduled distributions”) with such scheduled payments made in either a lump sum or substantially equal annual installments over a period of up to five years, as elected by the participant. Participant contributions commenced during the third quarter of fiscal 2017. Company contributions will vest in full (1) on the third anniversary of the date such amounts are credited to the participant’s account, (2) the date that the participant reaches age 63 or (3) upon death or disability. Company contributions are subject to the same rules described above regarding the crediting of gains or losses from deemed investments and the timing of distributions. The Company will make a contribution to the Management Savings Plan by February 1, 2018.

The following table shows a summary of all contributions to, earnings on and distributions received from the Management Savings Plan for each of our named executive officers for fiscal 2017. The account balances as of our fiscal year-end include all contributions and amounts earned by our named executive officers through the end of fiscal 2017. In addition, the following table provides details for Mr. Spilman’s deferred compensation account as of November 25, 2017.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (2)
Robert H. Spilman, Jr.	0	0	60,084	0	552,860

Bruce R. Cohenour	8,625	0	255	0	8,880

John E. Bassett, III	10,000	0	296	0	10,296

Mark S. Jordan	0	0	0	0	0

J. Michael Daniel	5,000	0	161	0	5,161

(1)

The earnings in this column reflect earnings or losses on balances in the participant’s account under the Management Savings Plan. Registrant contributions during the past fiscal year are included in the “All Other Compensation” column of the Summary Compensation Table on page 17 of this proxy statement. The table below shows the investment options available in the Management Savings Plan and the annual rates of return for fiscal 2017, as reported to us by the administrator of the Management Savings Plan.

Fund	Rate of Return (%)
LVIP Gov't Money Market - Standard Class	0.41%
PIMCO VIT Real Return - Admin Class	3.65%
LVIP PIMCO Low Duration Bond - Standard Class	1.68%
LVIP SSgA Bond Index - Standard Class	3.18%
PIMCO VIT Total Return - Admin Class	4.92%
Templeton Global Bond VIP - Class 1	2.15%
Fidelity VIP Freedom 2030 - Service Class	20.82%
MFS VIT Total Return Series - Initial Class	12.30%
Deutsche Alternative Asset Allocation VIP - Class A	7.41%
American Funds Growth-Income - Class 2	22.38%
LVIP MFS Value - Standard Class	17.63%
Fidelity VIP Contrafund - Service Class	21.76%
LVIP SSgA S&P 500 Index - Standard Class	21.57%
LVIP SSgA Mid-Cap Index - Standard Class	15.86%
Delaware VIP Smid Cap Core Series - Standard Class	18.65%
AB VPS Small-Mid Cap Value - Class A	13.15%
LVIP SSgA Small-Cap Index - Standard Class	14.21%
LVIP Mondrian International Value - Standard Class	21.34%
LVIP SSgA International Index - Standard Class	24.69%
American Funds International - Class 2	32.14%
Delaware VIP Emerging Markets Series - Standard Class	40.55%
Delaware VIP REIT Series - Standard Class	1.53%
PIMCO VIT Commodity Real Return Strategy - Admin Class	2.15%

(2)

Upon Mr. Spilman’s retirement at age 65, he would be entitled to annual payments of $108,125 for a fifteen year period. Upon his death prior to retirement, his beneficiary would receive annual payments for a fifteen year period as specified in the agreement. Had death occurred on November 25, 2017, the beneficiary would receive $68,716 per year.

Equity Compensation Plan Information

The following table provides information as of November 25, 2017 with respect to shares of common stock that may be issued under existing equity compensation plans. All equity compensation plans currently in place have been approved by the stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(1)	11,750	$8.02	899,530	(2)
Equity Compensation Plans Not Approved by Stockholders(3)	N/A	N/A	N/A
Total	11,750	$8.02	899,530	(2)

(1)	Includes the following plans: the 2010 Stock Incentive Plan and the 2017 Employee Stock Purchase Plan.
(2)	Consists of shares available under the 2010 Stock Incentive Plan and the 2017 Employee Stock Purchase Plan.
(3)	There are no equity compensation plans in place not approved by stockholders.

Potential Payments Upon Termination of Employment

In January 2009, the Board of Directors adopted the Bassett Furniture Industries, Incorporated Severance Program for Officers and Management Employees (the “Severance Program”). All executive officers (other than Mr. Hawn) and other management employees participate in the Severance Program. Also, the Company entered into Employment Continuity Agreements with the named executives in January 2009 (as to three of them) and in January 2014 (as to the remaining two of them). The Severance Program and the Employment Continuity Agreements are described below.

Severance Program

Under the terms of the Severance Program, in the event that the participant’s employment is terminated by the Company for reasons other than “cause” or the participant’s death or disability, the participant will be entitled to receive:

•

a monthly cash payment equal to (A) the product of (i) the participant’s base salary, (ii) a severance multiplier and (iii) the participant’s years of service (less any other cash severance or pay in lieu of notice under any other severance program, including the Employment Continuity Agreements, or applicable law) divided by (B) the number of months in the participant’s severance period;

•	if the participant is an executive officer, a lump sum cash payment equal to the participant’s average annual performance bonus for the three fiscal years preceding the date of termination;

•

if the participant is an executive officer, the prorated portion of the participant’s actual annual performance bonus for the fiscal year in which the participant’s employment is terminated, payable in cash concurrently with the payment to other participants in the Company’s annual bonus plan;

•	continued health insurance coverage for the duration of the severance period; and

•	outplacement services for the period and up to the limits specified in the program.

The term “cause” means (i) the willful and repeated failure of the executive to perform substantially his or her duties (other than failure resulting from incapacity due to physical or mental illness), (ii) conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company, or (iii) the willful engagement in gross misconduct in violation of Company policy.

A participant’s total cash severance benefits may not exceed the maximum payout specified in the program for such participant.

The following chart sets out the severance multiplier, maximum payout, severance period and outplacement period and cost limit for each category of participants:

Job classification	Multiplier	Maximum payout	Severance period	Outplacement period and cost limit

President/CEO	.25	2 times Base Salary + Average Bonus + Prorated Bonus	18 months	$6 months 15,000 limit

Senior Vice President	.125	1 times Base Salary + Average Bonus + Prorated Bonus	12 months	$3 months 7,500 limit

Other Executive Officers	.125	.75 times Base Salary + Average Bonus + Prorated Bonus	9 months	$3 months 7,500 limit

Non-Executive Officers	.0833	.50 times Base Salary	6 months	None

Other Management Employees	.0833	.25 times Base Salary	3 months	None

A participant’s entitlement to benefits under the Severance Program ceases upon the participant’s employment by a competitor.

Employment Continuity Agreements

Under the terms of the Employment Continuity Agreements, in the event that a “change in control” has occurred and the executive’s employment is terminated by the Company before the second anniversary thereof for reasons other than “cause,” death or disability or by the participant for “good reason” within the 90 day period following the “change in control,” the participant will be entitled to receive:

•

a lump sum cash payment equal to the product of the executive’s “required base salary” and a change in control severance multiplier (which is equal to two for the President and Chief Executive Officer and one for the other executives);

•

a lump sum cash payment equal to the executive’s most recently established target annual performance bonus plus the executive’s average annual performance bonus for the three fiscal years preceding the date of termination;

•	continued health insurance coverage for the duration of the severance period (which is 18 months for the President and Chief Executive Officer and 12 months for the other executives);

•	a lump sum cash payment equal to the present value of continued life insurance and long-term disability coverage for the duration of the severance period; and

•

outplacement services (for a period of six months and three months for the President and Chief Executive Officer and the other executives, respectively, with a cost limit of $15,000 and $7,500 for the President and Chief Executive Officer and the other executives, respectively).

The term “change in control” is defined for purposes of the Employment Continuity Agreements the same as it is under the Company’s Employee Stock Plan. Under the Employee Stock Plan, a “change in control” includes generally (i) the acquisition by an individual, an entity or a group of beneficial ownership or voting power of 30% or more of the Company’s outstanding common stock, (ii) certain changes in the constitution of the Company’s Board of Directors that have not been approved by the current Board, (iii) shareholder approval of a reorganization, merger or consolidation in which the then-current shareholders cease to own at least 75% of the then outstanding shares of common stock, (iv) shareholder approval of a complete liquidation or dissolution of the Company and (v) the sale or other disposition of all or substantially all of the assets of the Company. An executive’s “required base salary” means the higher of (i) his base salary in effect immediately prior to the change in control and (ii) his highest base salary at any point in time after the change in control. The term “good reason” means (i) a material reduction in the executive’s base salary below the required base salary, (ii) a material diminution in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or other employee if the executive reported to the Board of Directors prior to the change in control; (iv) a material diminution in the budget over which the executive retains authority; or (v) a change at the request of the employer in the executive’s principal work location of more than 50 miles; in each case provided the executive gives notice to the employer of the existence of such condition within 30 days of its initial existence and the employer has not remedied the condition within 30 days of such notice. The term “cause” has the same meaning as under the Severance Program.

The Employment Continuity Agreements may be amended or terminated by the Board of Directors at any time, provided that the agreements cannot be terminated or amended after the occurrence of a change in control, and provided further that the agreements cannot be terminated or amended in a manner that would adversely affect the rights of participants after the Board of Directors has knowledge of a potential change in control unless and until the Board of Directors has determined that such potential change in control will not be consummated and the Board of Directors does not have knowledge of any other potential change in control.

General

Each of the Severance Program and the Employment Continuity Agreements provides for severance benefits to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary. In addition, severance benefits are subject to reduction to avoid any excise tax on excess “parachute payments” under Section 280G of the Internal Revenue Code. All employees who accept benefits under the Severance Program or the Employment Continuity Agreements will be required to sign a release of claims and will be subject to certain covenants, including a one-year non-solicitation agreement.

Potential Payments Table

The table below shows the estimated amount of payments and benefits that the Company would provide to the named executives under the Severance Program assuming that their employment was terminated as of November 25, 2017 for reasons other than cause, death or disability. The table also shows the estimated amount of payments and benefits that the Company would provide those named executives who have entered into Employment Continuity Agreements assuming that their employment was terminated as of November 25, 2017 by the Company without cause or by the executives with good reason, in each case within the period specified in the agreements following a change in control.

	Salary continuation ($)	Lump sum cash payment ($)	Continuation of health insurance coverage ($)	Outplacement services cost limit ($)	Accelerated vesting of stock options ($)(1)	Accelerated vesting of restricted stock ($)(1)	Total benefits ($)

Robert H. Spilman, Jr. Termination without cause Termination following a change in control	800,000 0	757,842 1,563,238	14,067 14,067	15,000 15,000	0 0	0 501,120	1,586,909 2,093,425 (2)

Bruce R. Cohenour Termination without cause Termination following a change in control	258,750 0	344,804 693,028	6,036 6,036	7,500 7,500	0 0	0 289,710	617,090 996,274

John E. Bassett III Termination without cause Termination following a change in control	200,000 0	250,820 452,623	9,378 9,378	7,500 7,500	0 0	0 250,560	467,698 720,061

Mark S. Jordan Termination without cause Termination following a change in control	200,000 0	250,820 452,623	9,378 9,378	7,500 7,500	0 0	0 250,560	467,698 720,061

J. Michael Daniel Termination without cause Termination following a change in control	200,000 0	250,820 452,623	13,447 13,447	7,500 7,500	0 0	0 250,560	471,767 724,130

(1)

Pursuant to the terms of the Company’s stock incentive plans and the applicable award agreements, upon the occurrence of a “change in control,” as defined in the plans (and, for grants made in fiscal 2016 or later, a qualifying termination of employment within two years following a change in control), the vesting of all options granted under the plans will accelerate and all restrictions imposed on shares of restricted stock will lapse.

(2)

In addition to the amounts shown in the table, Mr. Spilman’s retirement benefit under the Supplemental Retirement Income Plan would be accelerated upon a termination following a change in control, resulting in the payment of an estimated annual benefit of $403,846 commencing upon such termination.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending November 24, 2018. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of Ernst & Young LLP is considered well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Other Fees

Audit Fees. The aggregate fees billed by Ernst & Young LLP for audit services (audit of the Company’s annual financial statements, audit of internal control over the Company’s financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, and assistance with and review of SEC filings) for fiscal year 2017 and fiscal year 2016 were $815,000 and $783,000, respectively.

Audit-Related Fees. There were no fees billed by Ernst & Young LLP in fiscal year 2017 and fiscal year 2016 for audit-related services not otherwise reported in the preceding paragraph.

Tax Fees. The aggregate fees billed by Ernst & Young LLP in fiscal year 2017 and fiscal year 2016 for tax-related services were $216,045 and $288,628, respectively. Tax compliance services accounted for $147,600 of the fees billed in fiscal year 2017 and for $212,350 of the fees billed in fiscal year 2016.

All Other Fees. In each of fiscal year 2017 and fiscal year 2016, the Company paid an additional $2,000 to Ernst & Young LLP for a subscription to its online accounting research tool. None of the services provided by Ernst & Young LLP consisted of financial information systems design or implementation services.

The Audit Committee considered whether, and determined that, the auditor’s provision of non-audit services was compatible with maintaining the auditor’s independence. In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve audit and non-audit services when the Audit Committee is not in session. Any decisions by the chairperson of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services described above were pre-approved by the full Audit Committee.

Recommendation

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending November 24, 2018, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(SAY-ON-PAY)

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting of Stockholders:

RESOLVED, that the compensation paid to the Company’s named executives, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The primary goal of our executive compensation program is the same as our goal for operating the Company – to maximize corporate performance and thereby create value for our stockholders. To achieve this goal we have designed an executive compensation program based on the following principles:

●	Paying for performance – A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.

●

Alignment with the interests of stockholders – Equity awards align our executives’ financial interests with those of our stockholders by providing value to our executives if the market price of our stock increases.

●	Attracting and retaining top talent – The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.

We believe the design and operation of our compensation program effectively incorporates these principles, as illustrated by the following:

●

In recognition of the depressed economic conditions facing the Company and the rest of the industry for most of the last decade and to keep fixed costs under control, the base salaries of our executives have changed only modestly in the last ten years. For example, our chief executive officer’s salary has increased by 19% in the aggregate from fiscal 2007 to fiscal 2017.

●

After three consecutive years (fiscal 2007 through fiscal 2009) in which no performance-based bonuses were earned, our executives earned performance-based bonuses in recent years (88%, 92% and 114% of salary, respectively, for the last three fiscal years in the case of our chief executive officer) as the Company has achieved positive net income over such period.

For a detailed description of our executive compensation policies and programs and how they are designed to motivate superior performance, we urge stockholders to read the Compensation Discussion and Analysis in this proxy statement beginning on page 11. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executives resulting from our compensation objectives, policies and practices as described in this proxy statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the Organization, Compensation and Nominating Committee value the opinions expressed by our stockholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

Recommendation

Our Board of Directors recommends a vote FOR the above advisory resolution approving the compensation paid to our named executives, as disclosed in this proxy statement, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the Proxy Statement

Any proposal that a stockholder intends to present for action at the 2019 Annual Meeting of Shareholders (“2019 Annual Meeting”) must be received by the Company not later than October 8, 2018 in order for the proposal to be included in the proxy statement and form of proxy for the 2019 Annual Meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder. Such proposals should be sent to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

Other Stockholder Proposals and Nominations

The Company’s Bylaws prescribe the procedures that a stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a stockholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

A stockholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than December 7, 2018, for nominations to be made at the 2019 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A stockholder who desires to bring any other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than September 28, 2018 for business to be acted upon at the 2019 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting.

With respect to stockholder proposals not included in the Company’s proxy statement for the 2019 Annual Meeting, the persons named in the Board of Directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act, including with respect to proposals received by the Company after September 28, 2018.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 25, 2017, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAY R. HERVEY, SECRETARY, BASSETT FURNITURE INDUSTRIES, INCORPORATED, POST OFFICE BOX 626, BASSETT, VIRGINIA 24055.

ANNUAL MEETING OF STOCKHOLDERS OF

BASSETT FURNITURE INDUSTRIES, INCORPORATED

March 7, 2018

GO GREEN

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Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830300000000000000 8 030718

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- O John R. Belk
- O Kristina Cashman
- O Paul Fulton
- O George W. Henderson, III
- O J. Walter McDowell
- O Robert H. Spilman, Jr.
- O William C. Wampler, Jr.
- O William C. Warden, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY will be voted as specified herein and unless otherwise directed, will be voted FOR the election of all nominees as Directors, FOR ratification of the selection of the independent registered public accounting firm, and FOR the advisory vote regarding the approval of compensation paid to certain executive officers.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the accompanying Proxy Statement attached thereto.

Please mark, sign, date and return the proxy card using the enclosed envelope.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Proxy Solicited by the Board of Directors for the

Annual Meeting to be held on March 7, 2018

The undersigned hereby appoints Robert H. Spilman, Jr. and Jay R. Hervey, each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $5.00 par value Common Stock of the undersigned in Bassett Furniture Industries, Incorporated at the Annual Meeting of Stockholders of the Company to be held on March 7, 2018 at 10:00 a.m. local time, at the Company's headquarters, 3525 Fairystone Park Highway, Bassett, Virginia 24055, and at any adjournments or postponements thereof. **The Board of Directors recommends voting FOR ALL NOMINEES in the election of directors and FOR proposals 2 and 3.**

(Continued and to be signed on the reverse side)

1.1

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